Exhibit 12
HIGHLAND CREDIT OPPORTUNITIES CDO GP, L.P.
13455 Noel Road, Suite 800
Two Galleria Tower
Dallas, TX 75240
July 17, 2007
Highland-Delphi Acquisition Holdings, LLC
c/o Highland Capital Management, L.P.
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, Texas 75240
Attn: Mr. Patrick H. Daugherty, Esq.
Highland Capital Management, L.P.
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, Texas 75240
Attn: Mr. Patrick H. Daugherty, Esq.
Gentlemen:
Reference is made to that certain Equity Purchase Commitment Agreement (“EPCA”) entered into as of the date hereof by and between Delphi Corporation (“Delphi”), each of you (the “Investor” and “Highland Capital”) and the undersigned. All capitalized terms used herein which are not specifically defined shall have the meanings assigned thereto in the EPCA.
This letter will confirm the commitment of Highland Credit Opportunities CDO GP, L.P. (“Commitment Party”), to provide or cause to provide to the Investor the aggregate amount of $50,000,000 (the “Funds”) equal to its pro rata share of the amount necessary to fund the purchase of any Unsubscribed Shares in connection with the Rights Offering as described in the EPCA. Such Funds will be provided to the Investor as a Capital Contribution in accordance with the terms of and conditions of that certain Operating Agreement relating to the formation of the Investor of even date herewith.
Notwithstanding any other term or condition of this letter agreement, (i) under no circumstances shall the liability of Commitment Party exceed the aggregate amount of the Funds, (ii) under no circumstances shall the Commitment Party be liable for consequential or punitive damages and (iii) the liability of the Commitment Party shall be limited to monetary damages only not to exceed the aggregate amount of the Funds. There is no express or implied intention to benefit any person or entity not a party hereto, other than Delphi, but only to the extent set forth below. Subject to the terms and conditions of this letter agreement, the Investor shall have the right to assert their rights hereunder directly against the Commitment Party.
The terms and conditions of this letter agreement may be amended, modified, or terminated only in writing signed by all of the parties hereto. The Commitment Party’s obligations hereunder may not be assigned, except that its obligations to provide the Funds may be assigned to one or more of its affiliated funds or managed accounts affiliated with the Commitment Party, including

Highland-Delphi Acquisition Holdings, LLC
July 17, 2007

any Related Party pursuant to the terms of the EPCA, and to any Ultimate Purchaser pursuant to the terms set forth in the EPCA, in which event if the Commitment Party provides to the Investor commitment letters reasonably acceptable to the Company and Investor, the Commitment Party shall be relieved of all of the respective portion of its obligations under this letter agreement.
This commitment will be effective upon the Investor’s and Highland Capital’s acceptance of the terms and conditions of this letter agreement (by signing below) and will expire and be of no further force and effect on the earliest to occur of (i) the termination of the EPCA in accordance with its terms; (ii) the Investor’s funding of its obligations pursuant to the EPCA; and (iii) any assignment of all of Commitment Party’s obligations to provide the Funds in a manner reasonably acceptable to the Investor and to the Company. It is understood and agreed that any claim for breach of this letter agreement shall be barred if not brought in a court of competent jurisdiction on or before the date that is ninety (90) days after the date on which this letter agreement is terminated or expires. Upon termination or expiration of this letter agreement, all rights and obligations of the parties under this letter agreement shall terminate and there shall be no liability on the part of any party hereto, except that nothing contained herein shall release any party hereto from liability for any breach of this letter agreement.
In connection with its execution of this letter agreement and subject to the terms and conditions hereof, the Commitment Party hereby represents and warrants as follows:
(a)	The Commitment Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b)	The Commitment Party has the requisite power and authority to enter into, execute and deliver this letter agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this letter agreement.

(c)	This letter agreement has been duly and validly executed and delivered by the Commitment Party and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.

(d)	The Commitment Party has, and will have on the Closing Date, available funding necessary to provide the Funds in accordance with the terms of this letter agreement.
No partner, officer, director, or direct or indirect holder of any limited partnership or general partnership interest of the Commitment Party (“Affiliated Parties”) shall have any liability or obligation of any nature whatsoever in connection with or under this letter agreement or the transactions contemplated hereby or the EPCA and each party hereto hereby waives and releases all claims against any such Affiliated Parties related to such liability or obligation.
This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to the conflict of laws principles thereof). The Commitment Party and the Investor hereby irrevocably submit to the jurisdiction of, and venue

Highland-Delphi Acquisition Holdings, LLC
July 17, 2007

in, the United States Bankruptcy Court of the Southern District of New York and waive any objection based on forum non conveniens.
At Delphi’s request, Commitment Party hereby consents to reliance hereon by Delphi (but not by any assignee of Delphi, nor by any creditor or stockholder of Delphi or any stockholder in the currently pending bankruptcy cases relating to Delphi), subject to all the terms and conditions hereof, including without limitation, the limitations set forth in the third and fifth paragraphs above.
This letter agreement may be executed in any number of counterparts by the parties hereto, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.
[signatures on next page]

Highland-Delphi Acquisition Holdings, LLC
July 17, 2007

Very truly yours,

HIGHLAND CREDIT OPPORTUNITIES CDO GP, L.P.

By:	Highland Credit Opportunities CDO GP, L.L.C., its general partner

	By:	Highland Capital Management, L.P., its sole member

		By:	Strand Advisors, Inc., its general partner

			By:	/s/ Patrick H. Daugherty
			Name:	Patrick H. Daugherty
			Title:	Secretary

Agreed and accepted:

Highland – Delphi Acquisition Holdings, LLC

By:	Highland Capital Management, L.P., its sole member

	By:	Strand Advisors, Inc., its general partner

		By:	/s/ Patrick H. Daugherty

		Name:	Patrick H. Daugherty
		Title:	Secretary

Highland Capital Management, L.P.

By:	Strand Advisors, Inc., its general partner

	By:	/s/ Patrick H. Daugherty

	Name:	Patrick H. Daugherty
	Title:	Secretary